Exhibit 99.1

Straight Path Communications Reports Results for Third Quarter of Fiscal 2016

GLEN ALLEN, VA — June 9, 2016 — Straight Path Communications Inc. (NYSE MKT: STRP) (“SPCI”), a communications asset company, announced today operating results for its third quarter of fiscal 2016, the three months ended April 30, 2016. Straight Path holds and leases an extensive portfolio of 39 GHz and LMDS wireless spectrum licenses with deep coverage across the entire United States, is developing next generation wireless technology, and owns an intellectual property portfolio focused on communications over computer networks.

Q3 Fiscal Year 2016 Highlights

(In millions of USD)	FY 2016 – Q3	FY 2015 – Q3	FY 2016 – Q2
Total Revenues	$0.2	$2.9	$0.1
Total Costs	$2.1	$2.7	$2.7
(Loss) Income from Operations	($1.9)	$0.2	($2.6)
Other Income	$0.0	$0.0	$0.4
Income Tax Benefit	$0.0	$0.8	$0.0
Net (Loss) Income Attributable to SPCI	($1.8)	$0.8	($2.0)

Some items in the table may not foot correctly due to rounding

●	Total revenues of $0.2 million, compared to total revenues of $0.1 million in the previous quarter and $2.9 million in third quarter fiscal 2015

●	Loss from operations of $1.9 million, compared to loss from operations of $2.6 million in the previous quarter and income from operations of $0.2 million in third quarter fiscal 2015

●	Net loss attributable to SPCI of $1.8 million, compared to net loss attributable to SPCI of $2.0 million in the previous quarter and net income attributable to SPCI of $0.8 million in third quarter fiscal 2015

●	Cash and cash equivalents of $13.2 million at April 30, 2016, down by $2.2 million from the prior quarter close, in line with expectations

●	The FCC has announced it expects to issue a Report & Order this summer regarding flexible use rules for some or all of the millimeter wave spectrum bands specified in its October 2015 Notice of Proposed Rulemaking

●	The FCC granted renewal of our New York City 28 GHz license for a 10-year term

●	Patent Trial & Appeals Board (“PTAB”) has ruled largely in our favor in all proceedings filed against our patents

●	Straight Path IP Group has resumed patent enforcement in federal court

Management Comments

Davidi Jonas, Chief Executive Officer of Straight Path, commented, “Straight Path continued to execute on its strategic objectives. We continued our progress in several key areas.” Mr. Jonas continued:

“We actively participated in the FCC rulemaking proceeding as well as standard setting meetings, and will continue to advocate for rules so that the U.S. can lead in 5G and next generation millimeter wave service offerings.

We have made impressive progress at our Gigabit Mobility Lab, developing antenna technology for a 39 GHz transceiver. We hope to engage in testing in 2016, and to work with partners to develop next generation wireless technology in 39 GHz.

Our investment with Cambridge Broadband Networks is geared to open a new market at 39 GHz for point-to-multipoint solutions, and we anticipate a commercially available product in late 2016 or early 2017.

Our New York City 28 GHz license was renewed by the FCC for a 10-year term. Under the current rules, none of our other licenses are up for renewal until 2018 or later.

Straight Path IP Group won its appeal at the U.S. Court of Appeals for the Federal Circuit, and subsequently the PTAB ruled in our favor against Samsung, LG, Cisco, and Sipnet, rejecting their challenges to the patentability of nearly all of the claims in our patents.

We are resuming patent enforcement in federal court. We have asked that the stays be lifted in our cases against Samsung and LG, and refiled suit against Verizon. We also intend to refile against Apple, Avaya, and Cisco in the coming weeks.”

Mr. Jonas concluded, “As we track our advocacy, technology development, and patent enforcement, we believe that our diligence, strategic planning, and entrepreneurial investments are paving the way for long term growth and value for Straight Path and its shareholders.”

# # #

Investor Conference Call

Straight Path will host a conference call this afternoon, Thursday, June 9, 2016 at 4:30pm EDT to provide a business update to the investment community. To participate, please call 1-855-327-6837 from the U.S. or + 1-631-891-4304 internationally and ask to be connected with the Straight Path Communications earnings call. The conference call will also be available via a listen-only webcast by accessing the Investors section of Straight Path Communications’ website, www.straightpath.com/investors.

A replay of the conference call will also be available approximately two hours after completion of the live conference call at www.straightpath.com/investors. A telephonic replay of the call will be available until June 16, 2016. To access the replay, please dial: 1-877-870-5176 from the U.S. or +1-858-384-5517 internationally. Participants must use the following code to access the replay of the call: 10001312.

About Straight Path Communications Inc.

Straight Path (NYSE MKT: STRP) holds, leases, and markets its extensive holdings of 39 GHz and 28 GHz fixed wireless spectrum licenses through its Straight Path Spectrum subsidiary. Straight Path is developing next generation wireless technology through its Straight Path Ventures subsidiary. Straight Path holds, licenses, and conducts other business related to certain patents through its Straight Path IP Group subsidiary. Additional information is available on Straight Path’s websites: Corporate: www.straightpath.com Spectrum: www.straightpath39.com

Safe Harbor

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words "believe," "anticipate," "expect," "plan," "intend," "estimate, "target" and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our Annual Report on Form 10-K for the fiscal year ended July 31, 2015, our subsequent filed Forms 10-Q, and our other periodic filings with the SEC (under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations"). We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact

Yonatan Cantor

Straight Path Communications Inc.

804-433-1523

yonatan.cantor@straightpath.com

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STRAIGHT PATH COMMUNICATIONS INC.

CONSOLIDATED BALANCE SHEETS

(In Thousands, except per share data)

	April 30, 2016	July 31, 2015
	(Unaudited)

Assets
Current assets:
Cash and cash equivalents	$13,172	$18,620
Trade accounts receivable, net of allowance for doubtful accounts of $0 and $0, respectively	39	82
Due from settlement	65	-
Prepaid expenses - related to IP settlements and licensing	-	783
Other current assets	229	273
Total current assets	13,505	19,758
Prepaid expenses – development agreement	300	-
Property and equipment, net of accumulated depreciation	1,345	-
Intangible assets	365	365
Other assets	106	115
Total assets	$15,621	$20,238

Liabilities and Equity
Current liabilities:
Trade accounts payable	$170	$238
Accrued expenses	436	828
Deferred revenue	76	1,646
Income taxes payable	225	225
Total current liabilities	907	2,937
Deferred revenue - long-term portion	98	105
Total liabilities	1,005	3,042
Commitments and contingencies
Equity
Straight Path Communications Inc. stockholders’ equity:
Preferred stock, $0.01 par value; 3,000 shares authorized; no shares issued and outstanding	-	-
Class A common stock, $0.01 par value; 2,000 shares authorized; 787 shares issued and outstanding	8	8
Class B common stock, $0.01 par value; 40,000 shares authorized; 11,429 and 11,308 shares issued, 11,387 and 11,266 shares outstanding as of April 30, 2016 and July 31, 2015	114	113
Common stock to be issued, 0 and 60,000 shares	-	1,495
Additional paid-in capital	21,002	17,316
(Accumulated deficit) retained earnings	(4,431)	72
Treasury stock, 42 shares at cost	(480)	(480)
Total Straight Path Communications Inc. stockholders’ equity	16,213	18,524
Noncontrolling interests	(1,597)	(1,328)
Total equity	14,616	17,196
Total liabilities and equity	$15,621	$20,238

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STRAIGHT PATH COMMUNICATIONS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In Thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	April 30,		April 30,
	2016	2015	2016	2015

Revenues	$219	$2,867	$2,034	$10,471

Costs and expenses:
Direct cost of revenues	88	1,315	883	4,761
Research and development	505	-	879	-
Selling, general and administrative	1,528	1,353	5,486	4,061

Total costs and expenses	2,121	2,668	7,248	8,822

(Loss) income from operations	(1,902)	199	(5,214)	1,649

Other income:
Interest income	10	9	30	27
Other income	3	-	393	23

Total other income	13	9	423	50

(Loss) income before income taxes	(1,889)	208	(4,791)	1,699
Provision for income tax benefits (income taxes)	25	801	19	(54)

Net (loss) income	(1,864)	1,009	(4,772)	1,645
Net loss (income) attributable to noncontrolling interests	19	(211)	269	(418)

Net (loss) income attributable to Straight Path Communications Inc.	$(1,845)	$798	$(4,503)	$1,227

(Loss) earnings per share attributable to Straight Path Communications Inc. stockholders:
Basic	$(0.15)	$0.07	$(0.38)	$0.11

Diluted	$(0.15)	$0.07	$(0.38)	$0.10

Weighted-average number of shares used in calculation of (loss) earnings per share:
Basic	11,905	11,449	11,856	11,426

Diluted	11,905	11,879	11,856	11,837

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STRAIGHT PATH COMMUNICATIONS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In Thousands)

	Nine Months Ended
	April 30,
	2016	2015

Operating activities:
Net (loss) income	$(4,772)	$1,645
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Common stock issued or to be issued for compensation	2,191	1,524
Depreciation	38	-
Changes in assets and liabilities:
Trade accounts receivable, net	43	34
Due from settlement	(65)	(91)
Prepaid expenses – related to settlements and licensing	783	3,696
Other current assets	44	(152)
Prepaid expenses – development agreement	(300)	-
Other assets	9	15
Trade accounts payable	(68)	227
Accrued expenses	(392)	(774)
Due to IDT Corporation	-	(6)
Deferred revenue	(1,577)	(7,554)
Income taxes payable	-	(70)
Net cash used in operating activities	(4,066)	(1,506)

Investing activities:
Purchases of property and equipment	(1,383)	-
Net cash used in investing activities	(1,383)	-

Financing activities:
Sale of treasury stock	-	65
Common stock issued upon exercise of stock options	1	46
Dividends paid to stockholders of noncontrolling interests	-	(875)
Net cash provided by (used in) financing activities	1	(764)

Net decrease in cash and cash equivalents	(5,448)	(2,270)
Cash and cash equivalents at beginning of period	18,620	21,232
Cash and cash equivalents at end of period	$13,172	$18,962

Supplemental schedule of noncash activities
Common stock repurchased for withholding tax purposes	$-	$545
Purchase of intangibles	$-	$15

Supplemental cash flow information
Cash paid during the period for income taxes	$8	$117

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